EASTMAN KODAK COMPANY

Media Contact:
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Kodak, Samsung Agree to Negotiate Patent Dispute Settlement

ROCHESTER, N.Y., Dec. 23 – Eastman Kodak Company (NYSE: EK) announced today that it has agreed to negotiate a settlement agreement and a technology cross license with Samsung Electronics Co., Ltd.

As part of this effort, Samsung has agreed to make a non-refundable payment to Kodak this year that will be credited toward its future royalty obligations to Kodak. The amount of that payment isn’t being disclosed.

Concurrently, the companies are negotiating the terms of a settlement of Kodak’s patent infringement claims against Samsung that were filed in November 2008 with the U.S. International Trade Commission (ITC). The companies will jointly pursue the dismissal of Kodak’s claims once a definitive settlement agreement and a cross license have been executed.

All of the above activity, with the exception of the non-refundable payment by Samsung, is subject to the issuance of a termination order by the ITC.

An Administrative Law Judge of the ITC issued an Initial Determination on Dec. 17 that found that the Kodak digital camera patents at issue in the case were valid and that Samsung had infringed those patents. Kodak has been seeking a limited exclusion order preventing Samsung’s importation of infringing devices, including certain mobile telephones and wireless communication devices featuring digital cameras.

“We are pleased to continue negotiations in the wake of the ITC determination, and we look forward to reaching a mutually beneficial arrangement that advances the interests of Kodak and Samsung while validating the strength of Kodak’s intellectual property portfolio,” said Laura G. Quatela, Chief Intellectual Property Officer, and Vice President, Eastman Kodak Company.

The original Kodak complaint with the ITC asserted that Samsung Electronics Co., Ltd., Samsung Electronics America Inc., and Samsung Telecommunications America infringed on Kodak patents related to digital camera technology.
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2009